UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 29, 2009
KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 922-8100
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Reference is made to the information set forth under Item 5.02 of this Current Report on Form 8-K. The disclosure contained in Item 5.02 and the information contained in Exhibit 10.26 attached hereto is hereby incorporated by reference in its entirety into this Item 1.01.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 2, 2009, the Board of Directors of Kona Grill, Inc. (the “Company”) appointed Marc A. Buehler to serve as the Company’s Chief Executive Officer and President. Mr. Buehler was also appointed as a member of our Board of Directors. Prior to joining the Company, Mr. Buehler was the Chief Executive Officer of LS Management, Inc., the owner and operator of the Lone Star Steakhouse & Saloon/Texas Land and Cattle Steak House restaurant concepts, as well as Lone Star Business Solutions, where he served from July 2007 to May 2009. From July 2002 to July 2007, Mr. Buehler worked at Romacorp, which operates and franchises more than 200 Tony Roma’s casual dining locations, as the Vice President of Marketing, and was promoted to Chief Executive Officer, President, and Director of Romacorp during July 2006. Prior to that, Mr. Buehler served as Vice President of Marketing at Eateries, Inc. from March 1999 to July 2002 and Marketing Manager at Applebee’s International, Inc. from February 1996 to March 1999. Mr. Buehler also serves as a member of the board of directors of Share Our Strength and is the Co-Chairperson of the National Restaurant Association’s Marketing Executives Group. He is also a member of the Young Presidents’ Organization.
On November 2, 2009, the Company entered into an employment agreement (the “Agreement”) with Mr. Buehler, pursuant to which the Company agreed to employ Mr. Buehler on an at-will basis. Under the Agreement, Mr. Buehler will receive an annual base salary of $350,000. The Agreement also provides for the payment to Mr. Buehler of annual incentive compensation, subject to the attainment of certain objectives established by Mr. Buehler and the Company’s Board of Directors, as well as other bonus payments that the Board of Directors determines are appropriate, if any, in its discretion. Mr. Buehler is also entitled to receive standard employee benefits made available to the Company’s executive officers, including vacation time. The Company will also reimburse Mr. Buehler for relocation expenses to assist in his relocation to the Phoenix, Arizona metropolitan area, including a $1,500 per month (on an after tax basis) housing allowance until the earlier of his permanent relocation or June 30, 2010. The Company has agreed to include Mr. Buehler in any policies of directors’ and officers’ insurance that it maintains from time to time. Subject to certain conditions and exceptions, the Agreement also imposes a non-competition and non-solicitation obligation on Mr. Buehler for a period of 12 months following termination of his employment with the Company.
In the event of termination of Mr. Buehler’s employment due to his Disability (as defined in the Agreement), the Company may terminate Mr. Buehler’s employment, but must pay to Mr. Buehler (a) any base salary earned as of the date of termination and for 180 days after termination; (b) a pro rata amount of the incentive bonus earned for the year of termination; and (c) any other payments or benefits due under any Benefit Plans (as defined in the Agreement). In the event of termination of Mr. Buehler’s employment without Cause (as defined in the Agreement) or by Mr. Buehler for Good Reason (as defined in the Agreement), which in both cases requires 90 days’ prior notice, the Company must pay or provide to Mr. Buehler (a) any base salary earned as of the date of termination; (b) any other payments or benefits due under any Benefit Plans; (c) an amount equal to his base salary for the 12-month period following termination; (d) continuation of medical and dental benefits in effect under COBRA for the 12-month period following termination; and (e) a pro rata amount of the incentive bonus earned for the year of termination, and all unvested stock options scheduled to vest over the 12 month period following termination will immediately vest and be immediately exercisable. In the event of termination of Mr. Buehler’s employment for Cause or his resignation without Good Reason, the Company must pay Mr. Buehler any earned base salary unpaid as of that date and any accrued and vested payments or benefits due under any Benefit Plans.

The Agreement provides that if Mr. Buehler terminates his employment on a date that is more than one year following a Change in Control (as defined in the Agreement), or if the Company terminates Mr. Buehler’s employment at any time following a Change in Control, he will be entitled to receive (a) any base salary earned as of the date of termination; (b) any other payments or benefits due under any Benefit Plans; (c) an amount equal to his base salary for the 15-month period following termination; (d) continuation of medical and dental benefits in effect under COBRA for the 15-month period following termination; and (e) the incentive bonus earned for the year of termination, and all unvested stock options will immediately vest and be immediately exercisable during the three-month period following termination. The Agreement further provides that if Mr. Buehler terminates his employment during the one year period following a Change in Control, other than for Good Reason, then he will not be entitled to certain compensation and benefits payable upon a Change in Control.
On November 2, 2009, in connection with this appointment as Chief Executive Officer and President, the Company’s Board of Directors granted Mr. Buehler an initial grant of 200,000 non-qualified stock options with an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options vest ratably over a two-year period with 25,000 shares vesting on February 2, 2010 and each subsequent three-month period thereafter until November 2, 2011, at which time all options will be fully vested. The options expire upon certain events, but in any event the options will expire not later than November 2, 2014.
The foregoing does not constitute a complete summary of the terms of the Agreement and reference is made to the Agreement that is attached as Exhibit 10.26 to this report and is hereby incorporated by reference herein.
Effective as of the date of Mr. Buehler’s employment with the Company, Mr. Mark Bartholomay, the Company’s interim Chief Executive Officer, resumed his position as the Company’s Chief Operating Officer.
Separately, on October 29, 2009, the Board of Directors appointed Berke Bakay to serve as a member of the Company’s Board of Directors. Mr. Bakay is the founder and managing member of BBS Capital Management, LP, a Texas limited partnership that serves as the investment manager to the BBS Capital Fund, LP. BBS Capital Fund, LP currently focuses its investments mainly in the United States and the People’s Republic of China in the consumer discretionary, education, and media industries. Prior to forming BBS Capital Management, LP, Mr. Bakay was the co-founder and co-portfolio manager of Patara Capital Management, LP (an investment management firm based in Dallas, TX). Prior to co-founding Patara Capital Management, LP, Mr. Bakay worked as an equity analyst at Southwest Securities, a division of SWS Group (NYSE: SWS), where he covered the specialty retail industry.
There is no arrangement or understanding pursuant to which Mr. Bakay was appointed as a member of the Company’s Board of Directors. BBS Capital Fund, LP owns 1,050,000 shares of our common stock, or approximately 11.49% of the total outstanding shares. As noted above, Mr. Bakay is the founder and managing member of BBS Capital Management, LP, the investment manager to BBS Capital Fund, LP, and thus he may be deemed a beneficial owner of the shares of our common stock owned by BBS Capital Fund, LP.
For service as a director, Mr. Bakay will receive an annual cash retainer of $15,000 which will be paid quarterly. In connection with his appointment as a director, on October 29, 2009 Mr. Bakay was also granted a stock option to purchase 10,000 shares of the Company’s common stock at a price equal to the fair market value of the Company’s common stock on the date of appointment as a director. Such option award vested immediately.
Effective October 31, 2009, the Board of Directors also accepted the resignation of W. Kirk Patterson from the Board of Directors. Mr. Patterson had served as Chairperson of the Compensation Committee, and as a member of both the Audit and Nominating Committees, since January 2005. There was no disagreement or dispute between Mr. Patterson and the Company relating to the Company’s operations, policies or practices. The Board appointed an existing director, Douglas Hipskind, as a member of the Audit Committee and Richard Hauser, also an existing director, as a member of the Compensation Committee.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

10.26	Employment Agreement, dated as of November 2, 2009, between the Company and Marc A. Buehler

99.1	Press Release dated November 2, 2009 titled “Kona Grill, Inc. Appoints Marc Buehler as Chief Executive Officer & President”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2009	KONA GRILL, INC.
	By:	/s/ Mark S. Robinow
Mark S. Robinow
Executive Vice President, Chief Financial Officer, and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.26	Employment Agreement, dated November 2, 2009, between the Company and Marc A. Buehler

99.1	Press Release dated November 2, 2009 titled “Kona Grill, Inc. Appoints Marc Buehler as Chief Executive Officer & President”